Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
America Resources Exploration, Inc.

We have audited the accompanying statements of revenues and direct operating expenses of the Theo Rogers “A”, “C”, and “D” Lease and the Jane “C” Burns Lease (the “Rogers and Burns Leases”) which were acquired by American Resources Exploration, Inc. for the period from April 1, 2013 to March 31, 2014 and the period from April 1, 2014 to March 31, 2015.  These statements are the responsibility of management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements referred to above were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The statements are not intended to be a complete presentation of the revenues and expenses for the Properties.

In our opinion, the statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Rogers and Burns Leases, which were acquired by American Resources Exploration, Inc., for the period from April 1, 2013 to March 31, 2014 and the period from April 1, 2014 to March 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.
A Professional Corporation
Certified Public Accountants
Houston, Texas

June 12, 2015

Rogers and Burns Leases

Statements of Revenues and Direct Operating Expenses
Period from April 1, 2013 to March 31, 2014
and Period from April 1, 2014 to March 31, 2015

	Period from	Period from
	April 1, 2014 to	April 1, 2013 to
	March 31, 2015	March 31, 2014

Revenues
Oil and gas sales	$31,878	$64,074

Direct operating expenses:
Lease operating expenses	18,019	31,033
Production taxes	1,429	2,515
Total direct operating expenses	19,448	33,548

Excess of revenues over direct operating expenses	$12,430	$30,526

See accompanying notes to statements of revenues and direct operating expenses.

Rogers and Burns Leases

Notes to Statements of Revenues and Direct Operating Expenses
Period from April 1, 2013 to March 31, 2014
and Period from April 1, 2014 to March 31, 2015

Note 1.  Basis of Presentation

On June 10, 2015, American Resources Exploration Inc. (the “Company”) acquired a 99.5% working interest and a 74.625% net revenue interest in 714 acres in the Rogers and Burns Leases, including two producing oil wells and five non-producing oil wells.

The accompanying statements present the revenues and direct operating expenses related to 99.5% of the working interests for these properties (the “Properties”).  The Rogers and Burns Leases are located in Atascosa County and Frio County, Texas approximately 70 miles south of San Antonio.

Historical financial statements prepared in accordance with accounting principles generally accepted in the United States of America have never been prepared for the Properties. The accompanying statements of revenues and direct operating expenses related to the Properties were prepared from the historical accounting records of Inceptus Resources, LLC, the seller.

Certain indirect expenses, as further described in Note 3, were not allocated to the Properties and have been excluded from the accompanying statements.  Any attempt to allocate these expenses would require significant and judgmental allocations, which would be arbitrary and may not be indicative of the performance of the Properties on a stand-alone basis.

These statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, stakeholders’ equity, and cash flows of the Properties and are not necessarily indicative of the results of operations for the Properties going forward.

Note 2.  Significant Accounting Policies

Use of Estimates.  Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the statements of revenues and direct operating expenses. Actual results could be different from those estimates.

Revenue Recognition.  Revenue from oil and gas sales is recognized when sold.  There were no significant imbalances with other revenue interest owners during any of the periods presented in these statements.

Direct Operating Expenses.  Direct operating expenses, which are recognized on an accrual basis, relate to the direct expenses of operating the Properties. The direct operating expenses include lease operating, ad valorem tax and production tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment, and facilities directly related to oil and gas production activities.

Note 3.  Excluded Expenses

The Properties were part of a larger enterprise prior to the date of the sale.  Indirect general and administrative expenses, interest, income taxes, and other indirect expenses were not allocated to the Properties and have been excluded from the accompanying statements. In addition, any allocation of such indirect expenses may not be indicative of costs which would have been incurred by the Properties on a stand-alone basis.

Also, depreciation, depletion, and amortization have been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not be indicative of the depletion calculated on the Properties on a stand-alone basis.

Note 4.  Supplemental Information relating to oil and gas producing activities (unaudited)

Estimated Quantities of Proved Reserves.  Lee Keeling and Associates, Inc., an independent petroleum engineering consultant firm, prepared the estimates of the proved reserves, future production, and income attributable to the leasehold interests as of April 1, 2015.  Estimates of Proved Reserves as of March 31, 2014 were prepared by management using the report of Lee Keeling and Associates, Inc.  The estimated proved net recoverable reserves presented below include only those quantities that were expected to be commercially recoverable at prices and costs in effect at the balance sheet dates under the then existing regulatory practices and with conventional equipment and operating methods.  Proved Developed Reserves represent only those reserves estimated to be recovered through existing wells.  Proved Undeveloped Reserves include those reserves that may be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure for recompletion or secondary recovery operations is required.  All of the Properties’ Proved Reserves are located onshore in the continental United States of America.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider unproved reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production.  Because of these and other considerations, any estimate of fair value is subjective and imprecise.

The following table sets forth estimates of the proved oil and gas reserves (net of royalty interests) for the Properties and changes therein, for the periods indicated.

Estimated Quantities of Proved Reserves

Oil
(US Barrels)

April 1, 2013
Purchases of reserves in place	69,250
Production	(583)

March 31, 2014	68,667

Production	(395)

March 31, 2015	68,272

Standardized Measure of Discounted Future Net Cash Flows.  The Standardized Measure related to proved oil and gas reserves is summarized below.  Future cash inflows were computed by applying a twelve month average of the first day of the month prices to estimated future production, less estimated future expenditures (based on year end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expense.  Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows, less the tax basis of properties involved. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows.  This calculation procedure does not necessarily result in an estimate of the fair market value or the present value of the Properties.

Estimated Quantities of Proved Developed Reserves

March 31, 2015	13,082
March 31, 2014	12,687

Standardized Measure of Oil and Gas

March 31, 2015
Future cash inflows	$5,043,929
Future production costs	(1,452,774)
Future development costs	(1,592,000)
Future income taxes	(535,374)

Future net cash flows	1,463,781
Discount of future net cash flows at 10% per annum	(456,921)

Standardized measure of discounted future net cash flows	$1,006,861

March 31, 2014
Future cash inflows	$5,059,916
Future production costs	(1,468,443)
Future development costs	(1,592,000)
Future income taxes	(525,180)

Future net cash flows	1,474,293
Discount of future net cash flows at 10% per annum	(370,883)

Standardized measure of discounted future net cash flows	$1,103,410

The following table sets forth the changes in standardized measure of discounted future net cash flows relating to proved oil and gas reserves for the periods indicated.

Changes in Standardized Measure

Period ended March 31, 2015
Sales of oil and gas produced, net of production costs	$(12,430)
Purchases of minerals in place	160,000
Net changes in prices and production costs	(74,296)
Accretion of discount before income taxes	110,341
Changes in timing and other	(280,164)

Net change	$(96,549)

Period ended March 31, 2014
Sales of oil and gas produced, net of production costs	$(30,526)
Net changes in prices and production costs	(531,298)
Changes in timing and other	1,665,234

Net change	$1,103,410